Exhibit 10.1

NOTICE AND ACCEPTANCE OF PERFORMANCE SHARE UNIT AWARD

Participant

[                      ]

Target Number of Performance Share Units: [          ]

1.       Grant of Performance Units. Effective September 20, 2022 (the “Date of Grant”), [          ] (the “Participant”) has been awarded [          ] Performance Units (“Performance Share Units” or the “Award”) in accordance with and subject to the provisions of the Shenandoah Telecommunications Company 2014 Equity Incentive Plan (the “Plan”). All terms used in this Notice and Acceptance of Performance Share Unit Award (this “Agreement”) that are defined in the Plan have the same meaning given them in the Plan.

2.       Vesting of Performance Units. The Participant will earn Performance Share Units and the Participant’s interest in the earned Performance Share Units shall become vested to the extent provided in paragraph 2(a), 2(b), or 2(c), as applicable, and in accordance with the other terms and conditions of this Agreement and the Plan.

(a)               Fiber-To-The-Home (FTTH) Passings Performance Units. [          ] of the Performance Share Units are denominated as the “FTTH Passings Performance Units”. Subject to the terms and conditions of this Agreement, the Participant shall earn up to [          ] of the Performance Share Units based on the Company’s reported Fiber-To-The-Homes Passings (“FTTH Passings”) as of December 31, 2024, in accordance with the following table:

Fiber-To-The-Home Passings Performance Share Units
FTTH Passings, greater than or equal to:	% of Units
[ ]	50%
[ ]	75%
[ ]	100%

(b)               Cost To Pass Performance Units. [          ] of the Performance Share Units are denominated as the “Cost To Pass RGU Performance Units”. Subject to the terms and conditions of this Agreement, the Participant shall earn up to [          ] of the Performance Share Units based on the Company’s Cost To Pass as of December 31, 2024, in accordance with the following table:

Cost To Pass Performance Share Units
Cost To Pass, less than or equal to:	% of Units
$[ ]	50%
$[ ]	75%
$[ ]	100%

Performance Share Unit Award
September 20, 2022

(c)               Consolidated Net Adjusted (“NET ADJ”) EBITDA Performance Units. [          ] of the Performance Share Units are denominated as the “NET ADJ EBITDA Performance Units”. Subject to the terms and conditions of this Agreement, the Participant shall earn up to [          ] of the Performance Share Units based on the Company’s Consolidated Net Adjusted Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) for the fiscal year ending December 31, 2024, as reflected in the Company’s audited financial statements, in accordance with the following table:

NET ADJ EBITDA Performance Share Units
NET ADJ EBITDA, greater than or equal to:	% of Units
$[ ]million	50%
$[ ] million	75%
$[ ]million	100%

(d)       The Performance Unit goals set forth in Paragraphs 2(a), 2(b), 2(c) may be adjusted by the Compensation Committee (the “Committee”) as it deems equitable in recognition of the impact of any acquisitions, dispositions, mergers or similar business transactions that are completed during the performance period.

(e)       If the Consolidated Net Adjusted EBITDA, Fiber-To-The-Home Passings or Cost to Pass performance measured under this Section 2 falls between two Performance Share Unit goals shown in the applicable table in paragraph 2(a), 2(b) or 2(c), then the number of Performance Share Units earned under paragraphs 2(a), 2(b) and 2(c) shall be calculated using linear interpolation.

(f)       As soon as practicable after December 31, 2024, but in all events no later than March 15, 2025, the Committee shall determine and certify the number of Performance Share Units that have been earned under paragraphs 2(a), 2(b) and 2(c).

(g)       If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until December 31, 2024, then as of December 31, 2024 the Participant will vest in the number of Performance Share Units that the Committee determines and certifies have been earned under paragraphs 2(a), 2(b) and 2(c).

3.       Death or Disability. If the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the date that the Participant’s employment with the Company and its Affiliates ends on account of the Participant’s death or Disability before any of the Performance Share Units have vested, then the Participant will vest in a prorated number of the Performance Share Units on the date that such employment terminates. The term “Disability” shall have the same meaning as the term is defined in accordance with the Company’s then current long term disability program based on the Participant’s medical condition and without regard to any waiting or elimination period and without regard to whether the Participant is covered by the program. Proration will be calculated by multiplying the number of outstanding Performance Share Units by a fraction, the numerator of which is the number of days of continuous employment with the Company or an Affiliate (without duplication) on and after the Date of Grant and the denominator of which is the number of days between the Date of Grant and December 31, 2024.

Performance Share Unit Award
September 20, 2022

4.        Change in Control. This Section 4 applies to the Participant if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until a Control Change Date that occurs after the Date of Grant.

(a)       Upon a Change in Control, the Performance Share Units may be assumed by, or a substitute award granted by, the surviving entity in the Change in Control, in accordance with Section 14.02 of the Plan. In the event of such assumption or substitution, subject to adjustment per the Plan to reflect the Change in Control transaction, the number of Performance Share Units to be so assumed or substituted shall be calculated as follows: (i) if the Change in Control Date occurs during the first two years of the three-year performance period applicable to this Award, then 100% of the target number of Performance Share Units shall be converted to time-based restricted stock units (“RSUs”); or (ii) if the Change in Control Date occurs during the third year of the performance period, then the Performance Share Units shall be converted to RSUs based on actual performance-to-date, as determined by the Committee in its discretion and in accordance with the Award, provided, however, that if actual performance is deemed not determinable, then 100% of the target number of Performance Share Units shall be converted to RSUs.

(b)       Any Performance Share Units that are converted to RSUs pursuant to Section 4(a) above shall be eligible to vest in accordance with the original vesting date and terms of this Award (except the performance-based vesting goals shall no longer apply). In addition, the RSUs shall automatically vest in full in the event of a Participant’s involuntary termination without “cause” or upon a termination for “good reason” (each such term as defined in the Severance Agreement between the Participant and Shentel Management Company dated as of January 1, 2020).

(c)       If such surviving entity does not assume or substitute the Performance Share Units, provided that the Participant complies with the Restrictive Covenants in Section 9 below, any outstanding Performance Share Units that are not vested on or before the Control Change Date shall be vested on the Control Change Date based on 100% of the target performance. As to each such Performance Share Unit, an equal number of shares of nonforfeitable Common Stock will be issued to the Participant as provided in Section 6 if issued on or before the closing of the Change in Control, or the Participant will receive the same consideration as other shareholders for an equal number of shares in the Change in Control transaction if issued after the closing of the Change in Control; provided that in lieu of the issuance of shares of Common Stock the Committee, in its discretion and without the need of the Participant’s consent, may provide that a single cash payment will be made in exchange for the cancellation of the Performance Share Units that become vested under this Section 4, in accordance with Section 14.03 of the Plan. The payment for each such Performance Share Unit shall be paid on the Control Change Date and shall be an amount that is equal to the value per share of Common Stock received by shareholders in the Change in Control transaction.

Performance Share Unit Award
September 20, 2022

5.       Forfeiture and Cancellation. Any Performance Share Units that have not vested under Sections 2, 3 or 4 shall be forfeited and cancelled on the earlier of January 1, 2025 or the date that the Participant is no longer employed by the Company or an Affiliate.

6.       Settlement. As soon as practicable after the Participant vests in any of the Performance Share Units, but in all events no later than March 15 of the year following the date of vesting, the Committee shall direct the transfer agent to issue shares of Common Stock to the Participant (or the estate of the Participant in the case of the Participant’s death on or before such date); provided, however, that any shares of Common Stock issuable shall be issued on the Control Change Date if the Performance Share Units vest under Section 4(c). The number of shares of Common Stock issued to or on behalf of the Participant will equal the number of Performance Share Units that have vested; provided, however, that only whole shares of Common Stock will be issued and a cash payment will be made in settlement of any fractional share of Common Stock that otherwise would be issued to the Participant.

7.       Transferability. The Performance Share Units evidenced by this Agreement cannot be transferred.

8.       Certain Definitions. For purposes of this Agreement, the terms Consolidated Net Adjusted EBITDA, Fiber-To-The-Home Passings, and Cost to Pass shall have the following meanings:

(a)       Fiber-To-The-Home Passings or FTTH Passings means the homes and businesses passed by the Company’s fiber network and released to sales as of the end of the measurement period as publicly reported in the Company’s Annual Report on Form 10-K.

(b)       Cost to Pass means FTTH Capital Expenditures less the FTTH Cost To Connect Capital Expenditures divided by the Incremental FTTH Passings. FTTH Capital Expenditures are the cumulative capital expenditures for the measurement period as publicly reported in the Company’s quarterly earnings call deck and/or earnings call script. FTTH Cost To Connect Capital Expenditures are the cumulative capital expenditures for the measurement period to connect a customer to the Company’s fiber network including labor, consumer premise equipment and materials as reported in the Company’s monthly Capital Steering Committee report. Incremental FTTH Passings is FTTH Passings as of the end of the measurement period less the FTTH Passings as of the beginning of the measurement period.

(c)       Consolidated Net Adjusted EBITDA or NET ADJ EBITDA means the difference between the Consolidated Adjusted EBITDA and the Tower Segment Adjusted EBITDA as publicly reported in the Company’s public disclosures for the year ending December 31, 2024. The Consolidated Adjusted EBITDA is the consolidated net income (loss) from continuing operations less depreciation, amortization, interest expense, income tax expense (benefit), stock-based compensation expense, impairment expense, restructuring expense, merger and acquisition transaction related expenses and other expense (income). The Tower Segment Adjusted EBITDA is Tower segment net income (loss) from continuing operations less depreciation, amortization, interest expense, income tax expense (benefit), stock-based compensation expense, impairment expense, restructuring expense, merger and acquisition transaction related expenses and other expense (income).

Performance Share Unit Award
September 20, 2022

9.       Restrictive Covenants.

(a)               Non-Competition. The Participant agrees that (i) during the period that any unvested Performance Share Units are outstanding and (ii) during the Participant’s employment with the Company or an Affiliate, the Participant will not, without the Board’s prior written consent, directly or indirectly engage in, have any equity interest in, or assist, manage or participate in (whether as a director, officer, employee, agent, representative security holder, consultant or otherwise) any Competitive Business; provided, however, that: (i) the Participant shall be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than 5% of the outstanding interest in such a Competitive Business; and (ii) the Participant shall be permitted to acquire any investment through a mutual fund, private equity fund or other pooled account that is not controlled by the Participant and in which he has less than a 5% interest. For purposes of this provision, the term “Competitive Business” shall mean a business that provides telecommunication services to customers in a location in which the Company or an Affiliate provides the same or similar telecommunications services to customers.

(b)               Non-Solicitation. The Participant agrees that (i) during the period that any unvested Performance Share Units are outstanding, (ii) during the Participant’s employment with the Company or an Affiliate, and (iii) during the one (1) year period immediately following the termination of the Participant’s employment with the Company and its Affiliates by either party for any reason, the Participant will not, directly or indirectly, recruit or otherwise solicit or induce any employee, director, consultant, customer, vendor or supplier of the Company to terminate his, her or its employment or arrangement with the Company or otherwise change his, her or its relationship with the Company.

(c)               Confidentiality. The Participant agrees that, both during and after the Participant’s employment with the Company and its Affiliates, the Participant will maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Participant’s benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets of or relating to the Company without the prior written authorization of the Company. Notwithstanding anything herein to the contrary, nothing in this provision shall prohibit the Participant from disclosing any information that is generally known by the public, and this provision will not preclude the Participant from giving testimony in response to a lawful subpoena or preclude any conduct protected under 18 U.S.C. §1514A(a) or any similar state or federal law providing “whistleblower” protection to the Participant.

(d)               Non-Disparagement. The Participant agrees that, both during and after the Participant’s employment with the Company and its Affiliates, the Participant will not criticize, defame, be derogatory toward or otherwise disparage the Company (or the Company’s past, present and future officers, directors, stockholders, attorneys, agents, representatives, employees or affiliates), or its or their business plans or actions, to any third party, either orally or in writing; provided, however, that this provision will not preclude the Participant from giving testimony in response to a lawful subpoena or preclude any conduct protected under 18 U.S.C. §1514A(a) or any similar state or federal law providing “whistleblower” protection to the Participant.

Performance Share Unit Award
September 20, 2022

(e)               Remedies. In the event the Participant breaches any of the Restrictive Covenants in paragraph 8(a), (b), (c) or (d), in addition to any other remedy available to the Company at law or in equity, any Performance Units not vested in accordance with the provisions of this Agreement will be immediately cancelled, and the Company shall also be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, an accounting of any profits obtained by the Participant on account of such breach, or any other equitable remedy which may then be available. Nothing in this paragraph 8(e) shall be construed as prohibiting the Company from pursuing any other additional remedy available to it for such breach.

10.       Shareholder Rights. The Participant will not have any rights as a shareholder of the Company on account of the grant of the Performance Units until, and then only to the extent that, the Performance Units are earned and vested and settled by the issuance of Common Stock in accordance with this Agreement.

11.       Tax Withholding. No shares of Common Stock shall be issued in settlement of the Performance Units until the Participant has made arrangements, acceptable to the Company, for the satisfaction of any income and employment taxes that must be withheld on account of the issuance of Common Stock under paragraph 6. The Company, in its discretion, shall have the right (but not the obligation) to satisfy any income and employment tax withholding obligations by reducing the number of shares of Common Stock otherwise issuable to the Participant.

12.       No Employment Rights. This Award does not give the Participant any rights to continued employment by the Company or an Affiliate and does not interfere with the rights of the Company or an Affiliate to terminate the Participant’s employment.

13.       Additional Conditions to Delivery of Shares. The Company will not be required to issue any certificate or certificates for shares of Common Stock prior to the fulfillment of all of the following conditions: (a) the admission of such shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Company will, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Company will, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of grant of the shares as the Company may establish from time to time for reasons of administrative convenience.

14.       Governing Plan Document. The Participant acknowledges that a copy of the Plan has been made available to the Participant. The Participant agrees that the Award is subject to all of the provisions of the Plan and all interpretations, amendments, rules and regulations which may be promulgated or adopted from time to time. In the event of any conflict between the provisions of the Plan and this Agreement, the Participant agrees that the terms of the Plan will control.

Performance Share Unit Award
September 20, 2022

15.       Recoupment. The Performance Units covered by this Award and any shares of Common Stock issued in settlement of this Award (and any additional shares of Common Stock issued on account of a stock split, stock dividend, etc.) are subject to cancellation, adjustment or forfeiture in accordance with the Executive Compensation Recovery Policy as such policy may be in effect from time to time.

16.       Change in Capital Structure. The terms of this Award may be adjusted as provided in paragraph 2(d) and shall be adjusted as the Committee determines is required under the Plan in the event that the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares, extraordinary cash dividends or other similar changes in capitalization described in the Plan.

17.       Section 409A. This Award is intended to be exempt from the requirements of Section 409A of the Code. Notwithstanding any contrary provision in the Plan or this Agreement, the Company reserves the right to take such actions as may be necessary or desirable to assure that this Award is exempt from, or in compliance with, the requirements of Section 409A of the Code.

18.       Governing Law. This Award and this Agreement shall be governed by the laws of the Commonwealth of Virginia without reference to principles of conflict of laws.

19.       Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding on the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer and the Participant has executed this Agreement.

SHENANDOAH TELECOMMUNICATIONS
COMPANY		PARTICIPANT

By
	Christopher E. French	[ ]
President